News Release

Berry Petroleum Company                      Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300               E-mail:  ir@bry.com
Bakersfield, California 93309-0640           Internet:  www.bry.com

Contacts:  Jerry V. Hoffman, Chairman, President and CEO  - -
           Ralph J. Goehring, SVP & CFO

         BERRY PETROLEUM SELLS AN INTEREST IN KANSAS ACREAGE

Bakersfield, CA - July 22, 2003 - Berry Petroleum Company (NYSE:BRY) entered into a definitive agreement to sell approximately 43,000 net acres of non-producing leases located in the Forest City Basin of eastern Kansas that contain coalbed methane potential to Evergreen Resources, Inc. (NYSE:EVG). Under the agreement, Berry will receive an undisclosed amount of cash, which covers its costs in this acreage, and will retain an overriding royalty interest. The completion of the transaction is subject to certain conditions and there is no assurance that all conditions will be satisfied. Closing is expected in the third quarter of 2003.

      Jerry V. Hoffman, Chairman, President and Chief Executive Officer, stated, "Berry continues to hold a significant position in nearby acreage and intends to pursue other coalbed methane opportunities. This transaction provides us an association with an experienced coalbed methane operator and we are encouraged that Evergreen sees potential in the Forest City Basin. We believe this association will assist Berry in exploiting its position in a more timely and efficient manner."

     Evergreen Resources is an independent energy company engaged in the exploration, development, production, operation and acquisition of unconventional natural gas properties. Evergreen is one of the leading developers of coalbed methane reserves in the United States with current operations principally focused in the Raton Basin in southern Colorado. Evergreen also holds approximately 500,000 acres of prospective unconventional natural gas properties in the Forest City Basin of eastern Kansas.

     Berry Petroleum Company is an independent oil and gas production and exploitation company headquartered in Bakersfield, California. Berry has other coalbed methane interests in Kansas, Illinois and Wyoming and recently established an office in Denver, CO to develop a portfolio of oil and gas assets in the Rockies.

     "Safe harbor under the Private Securities Litigation Reform Act of 1995:" This release may contain descriptions of the Company's expectations regarding future business activities. These forward-looking statements are made in reliance upon safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Accordingly, actual results may differ materially from those contemplated by the forward-looking statements.

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